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                                                                    EXHIBIT 4.02



                              STOCKHOLDER AGREEMENT


        This Stockholder Agreement (the "AGREEMENT") is entered into as of May 28, 1999, (the "EFFECTIVE DATE") by and among VERITAS Software Corporation, a Delaware corporation ("VERITAS"), VERITAS Holding Corporation, a Delaware corporation ("NEWCO"), Seagate Technology, Inc., a Delaware corporation ("STI"), and Seagate Software, Inc., a Delaware corporation ("SSI", and collectively with STI and STI's other controlled subsidiaries, "SEAGATE").


                                    RECITALS

        A. The parties have entered into an Agreement and Plan of Reorganization (the "PLAN") whereby (i) a newly formed, wholly owned subsidiary of Newco ("NEWCO VERITAS MERGER SUB") will be merged with and into VERITAS, with VERITAS being the surviving corporation of such merger (the "VERITAS MERGER"); (ii) all VERITAS securities will be converted, share-for-share, into Newco securities with identical rights, preferences and privileges (and Newco will assume all outstanding options, warrants, convertible debentures and other rights to purchase shares of capital stock of VERITAS); and (iii) Seagate will transfer to Newco all assets used in connection with the business previously carried on by Seagate's Network & Storage Management Group ("NSMG"), in consideration for which Newco will issue Newco securities to SSI and offer to issue Newco securities to former NSMG employees holding options to purchase SSI securities, which Newco securities in the aggregate will represent approximately 40% of the fully diluted equity securities of Newco (collectively, the "REORGANIZATION").

        B. As an inducement for Newco to enter into the Plan, the parties desire to enter into this Agreement, which shall become effective on the effective date of the Reorganization and, among other things, grants Seagate certain rights and places certain restrictions on Seagate and on the Newco securities that Seagate now holds or hereafter acquires.

        NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

        1. BOARD OF DIRECTORS

               1.1 APPOINTMENTS. Upon the closing of the Plan, Newco shall increase the size of its Board of Directors (the "NEWCO BOARD") to ten persons and appoint Terence R. Cunningham and two designees of Seagate, Stephen J. Luczo, and Greg Kerfoot, as members of the Newco Board.

               1.2 TWO DESIGNEES. For so long as Seagate owns at least 15% of the outstanding Common Stock of Newco, Newco and its Board of Directors shall nominate, in connection with each stockholder solicitation relating to the election of Newco directors, two candidates designated by Seagate who are reasonably acceptable to Newco.

               1.3 ONE DESIGNEE. For so long as Seagate owns at least 5% and not more than 15% of the outstanding Common Stock of Newco, Newco and its Board of Directors shall

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nominate, in connection with each stockholder solicitation relating to the election of Newco directors, one candidate designated by Seagate who is reasonably acceptable to Newco.

               1.4 AFFILIATES. For purposes of this Agreement, all shares held by an entity or person controlling, controlled by or under common control with Seagate will be deemed to be owned by Seagate.

               1.5 VOTING OF MANAGEMENT SHARES. Newco shall use its best efforts
(i) to cause the Newco Board to unanimously recommend to its stockholders that such stockholders vote in favor of the designee(s) of Seagate under Section 1.2 or 1.3 of this Agreement (the "SEAGATE Designee(s)"); and (ii) to cause the shares for which Newco's management holds proxies to be voted in favor of the election of such Seagate Designee(s) nominated pursuant to this Agreement.

               1.6 VACANCIES. In the event that any Seagate Designee shall cease to serve as a member of the Board of Directors of Newco for any reason, the vacancy resulting therefrom shall be filled by another Seagate Designee.

               1.7 EQUAL TREATMENT. Newco shall provide to the Seagate Designee(s) that are not employees of Newco the same compensation, rights and benefits and indemnities as are provided to other non-employee members of the Newco Board.

               1.8 PARTICIPATION ON BOARD COMMITTEES. At the Effective Date, Newco will have two committees of the Board of Directors: a Compensation Committee and an Audit Committee.

               1.9 STAGGERED BOARD OF DIRECTORS. At the Effective Date, Newco's Board of Directors shall be classified into three classes consisting of Classes A, B and C, with each class serving for staggered three year terms. As an initial matter, the Directors in Class A will serve for a term ending at Newco's annual meeting of stockholders in 1999; the Directors in Class B will serve for a term ending at Newco's annual meeting of stockholders in 2000; and the Directors in Class C will serve for a term ending at Newco's annual meeting of stockholders in 2001. At the Effective Date, the class A Directors shall consist of Gregory Kerfoot, Geoffrey Squire and Roel Pieper; the Class B Directors shall consist of Mark Leslie, Joseph Rizzi, William Janeway and Terence R. Cunningham; and the Class C Directors shall consist of Stephen Brooks, Fred van den Bosch and Stephen J. Luczo.

               1.10 TERMINATION. All rights and obligations under this Section 1 shall terminate and have no further force or effect immediately upon Seagate ceasing to hold at least 5% of the outstanding Common Stock of Newco.

        2.     RESTRICTIONS UPON TRANSFER OF SHARES

               2.1 PERMITTED SALES OF NEWCO STOCK. For so long as Seagate owns (of record or beneficially) at least 5% of the outstanding Common Stock of Newco, Seagate shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any interest in any Newco securities, directly or indirectly, for a period of one year following the consummation of the Plan, except as



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provided in Section 2.2 below, and thereafter shall not so dispose of any Newco securities except (i) to Newco or to a person or persons that Newco has previously approved in writing; (ii) pursuant to a Bona Fide Public Offering (as defined below); (iii) pursuant to Rule 144 under the Securities Act of 1933, as amended (the "SECURITIES ACT"); (iv) in other private transactions so long as such private transactions do not result, to the knowledge of Seagate, in any single person or group owning 5% or more of the total outstanding voting stock of Newco; (v) in response to a tender offer not opposed by the Newco Board; (vi) in a merger or consolidation approved by the Newco Board in which Newco is acquired; or (vii) pursuant to a plan of liquidation that is authorized by the Newco Board. As used in this Agreement, "BONA FIDE PUBLIC OFFERING" means a firm commitment underwritten public offering of Newco equity or convertible debt securities registered under the Securities Act in which Newco securities are offered to a broad range of investors and which registration has been declared effective by the Securities and Exchange Commission.

               2.2 PERMITTED SALES DURING FIRST YEAR. Seagate may sell (a) up to a maximum number of 6,000,000 shares of Newco Common Stock in One Bona Fide Public Offering in the first year following consummation of the Plan, and (b) in any quarter in which the Bona Fide Public Offering referred to in clause (a) above has not been completed, Newco Common Stock according to the following schedule: (i) up to a maximum number of 2,000,000 shares in the quarters ending in September, 1999, December, 1999 and March, 2000, and (ii) up to a maximum number of 3,000,000 shares in the quarter ending in June, 2000. Newco shall pay all expenses incurred in connection with a Bona Fide Public Offering pursuant to this Section including, without limitation, all registration and filing fees, printing expenses, custody fees, fees and disbursements of counsel for Newco, blue sky fees and expenses, and the expense of any special audits incident to or required by any such Bona Fide Public Offering but not including any underwriting discounts and selling commissions applicable to the sale of the shares and all fees and disbursements of counsel for Seagate.


        3.     VOTING PROVISIONS.

               3.1 PROPORTIONAL VOTING. For so long as Seagate owns (of record or beneficially) at least 5% of the outstanding Common Stock of Newco in connection with all matters to be voted on by the stockholders of Newco, Seagate shall vote all shares of Newco Common Stock then owned, directly or indirectly, by it in the same proportion as the votes cast by all other holders of Newco's Common Stock, except that Seagate may vote its shares as it determines in its sole discretion as to the following specific matters: (i) a change in the Fundamental Rights (as defined below) of Newco Common Stock; and (ii) a recapitalization in which Newco Common Stock is converted or exchanged for a security having substantially different Fundamental Rights than Newco Common Stock (but in all events excluding any recapitalization or reorganization accomplished in connection with a Corporate Event). A "CORPORATE EVENT" shall include any merger, acquisition, consolidation or reorganization, any transaction of a type contemplated by Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE") or any other similar transaction whereby (a) Newco is acquired by a third party, (b) where there has been a "change of control" such that the stockholders of Newco prior to a transaction own, in the aggregate, less than a majority of the outstanding stock of Newco or



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the acquiring entity after the transaction, (c) Newco acquires another entity, or (d) Newco acquires all or substantially all of the assets of another entity. "FUNDAMENTAL RIGHTS" shall mean the right to vote Newco's shares and to participate pro rata with other holders of Newco Common Stock in any distribution to the holders of Newco Common Stock.

               3.2 NO DISSENT. For so long as Seagate owns (of record or beneficially) at least 5% of the outstanding Newco Common Stock, Seagate agrees that it will not exercise dissenter's or appraisal rights or otherwise dissent or seek appraisal rights with respect to any Corporate Event involving Newco that has been approved by the Newco Board.

        4.     STANDSTILL PROVISIONS.

               4.1 STANDSTILL. Seagate hereby agrees that, until the fifth anniversary of the Effective Date, Seagate will not, without Newco's prior written consent:

               (i) acquire, or enter into discussions, negotiations, arrangements or understandings with any third party to acquire, beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of any Newco securities entitled to vote with respect to the election of any directors of Newco ("VOTING STOCK"), any securities convertible into, exchangeable for or exerciseable for, or that may otherwise become, Voting Stock, or any other right to acquire Voting Stock, if the effect of such acquisition would be that Seagate would then beneficially own and/or have the right to acquire more than [__] percent (__%) of the Voting Stock (the "STANDSTILL PERCENTAGE");

               (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act, as such Regulation is currently in effect) with respect to the voting of any Voting Stock if Newco is at the time of such solicitation publicly-traded and subject to the proxy rules promulgated under the Exchange Act; or

               (iii) otherwise seek, either alone or in concert with others, to control the Newco Board or the policies of Newco.

Notwithstanding the foregoing, nothing herein shall limit Seagate's ability to exercise its rights under Section 5 hereof. For purposes of this Section 4, any shares of Newco Common Stock or options or rights to acquire such Newco Common Stock acquired by Seagate Affiliates who are also employees or directors of Newco pursuant to Newco's option and employee stock purchase plans (including any options to purchase Newco securities issued to such persons under the terms of the Plan) shall be excluded from the calculation of the number of shares of Voting Stock held by Seagate.

               4.2 EXCEPTIONS TO STANDSTILL. Notwithstanding the restrictions set forth in Section 4.1 above:

                      (a) ACQUISITIONS. Seagate may acquire Voting Stock, and the limitations of Section 4.1 shall be suspended, upon the earlier of: (i) the date that a third party not



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affiliated with Seagate commences a tender or exchange offer that is made and is not withdrawn or terminated to purchase, or to exchange for cash or other consideration, Voting Stock that, if accepted or if otherwise successful, would result in such person or group beneficially owning or having the right to acquire shares of Voting Stock (not counting any shares of Voting Stock originally acquired by such third party from Seagate or any Seagate Affiliate) with aggregate Voting Power (as defined below) representing more than 50% of the Total Voting Power (as defined below) of Newco then in effect provided, however, that the foregoing standstill limitation will be reinstated if any such tender or exchange offer is withdrawn or terminated, (ii) the public announcement by Newco that it has entered into any agreement with respect to a merger, consolidation, reorganization or similar transaction involving Newco in which all the stockholders of Newco before such transaction collectively will own less than 50% of the outstanding voting stock of the surviving or acquiring entity immediately after such transaction provided, however; that the foregoing standstill limitation will be reinstated if such transaction is terminated prior to consummation thereof, or (iii) the sale or disposition of all or substantially all of Newco's assets.

                      (b) NO OBLIGATION TO DISPOSE. Seagate will not be obliged to dispose of any Voting Stock to the extent that the aggregate percentage of the Total Voting Power represented by shares of Voting Stock beneficially owned by Seagate or which Seagate has a right to acquire is increased beyond the Standstill Percentage: (i) as a result of a recapitalization of Newco or a repurchase or exchange of securities by Newco or any other action taken by Newco or its affiliates; (ii) as the result of any acquisition of Voting Stock made during the period when Seagate's "standstill" obligations are suspended pursuant to Section 4.2(a); (iii) by way of stock dividend or other distribution or rights or offerings made available to holders of shares of Voting Stock generally; (iv) with the consent of a simple majority of the members of Newco's Board of Directors that have not been designated by Seagate; or (v) as part of a transaction on behalf of Seagate's Profit Sharing Retirement Plan, 401(k) Savings Plan, or any successor or additional retirement plans thereto (collectively, the "RETIREMENT PLANS") where Newco shares in such Retirement Plans are voted by a trustee for the benefit of Seagate employees or, for those Retirement Plans where Seagate controls voting, where Seagate agrees that any shares of Voting Stock in such Retirement Plans will be subject to the Voting Provisions of Section 3 hereof.

                       (c) VOTING POWER. As used in this Section 4, (i) the term "VOTING POWER" means the number of votes such Voting Stock is entitled to cast with respect to the election of directors of Newco at any meeting of stockholders of Newco; and (ii) the term "TOTAL VOTING POWER" means the total number of votes which may be cast in the election of directors of Newco at any meeting of stockholders of Newco if all Voting Stock was represented and voted to the fullest extent possible at such meeting, other than votes that may be cast only upon the happening of a contingency that has not occurred.

For purposes of this Section 4, "SEAGATE" shall mean not only Seagate, as defined in the preamble of this Agreement, but also any entity or person controlling, controlled by or under common control with Seagate (except as set forth in the last paragraph of Section 4.1).



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        5.     RIGHT TO MAINTAIN.

               5.1 GENERAL. If Newco is contemplating the issuance of Dilutive Securities (as defined in Section 5.2 below) to a third party (including but not limited to a customer, supplier, developer or reseller) as part of a strategic business relationship with such third party (a "STRATEGIC CUSTOMER"), SSI will have the right, pursuant to the terms and conditions of this Section 5, to purchase from Newco the same Dilutive Securities as are issued by Newco to the Strategic Customer ("MAINTENANCE SECURITIES") at the Purchase Price (as defined in Section 5.3) following the issuance by Newco of such securities to the Strategic Customer, solely in order to maintain SSI's Prior Percentage Interest (as defined in Section 5.4) in Newco (the "RIGHT OF MAINTENANCE"). Each right to purchase Maintenance Securities pursuant to this Section 5 shall be on the same terms (other than price to the extent provided in Section 5.3 below) as the issuance of securities which gave rise to the right to purchase such Maintenance Securities.

                5.2 DILUTIVE SECURITIES. "DILUTIVE SECURITIES" shall mean any Common Stock, Preferred Stock or voting capital stock of Newco, whether or not now authorized, which is issued to a Strategic Customer; provided, however, that the term "Dilutive Securities" does not include:

                      (a) any Common Stock, Preferred Stock or other capital stock issued upon exercise of any options or warrants or upon conversion of any debentures or other convertible securities outstanding as of the date hereof;

                      (b) any Common Stock, Preferred Stock or other capital stock issued to employees, directors, consultants or advisors, pursuant to incentive agreements, plans or arrangements approved by the Newco Board;

                      (c) any securities (including Common Stock, Preferred Stock, capital stock or convertible debt securities) issued in connection with a Bona Fide Public Offering;

                      (d) any securities issued in connection with any stock split, stock dividend or similar event in which SSI is entitled to participate on a proportionate basis; or

                      (e) any securities issued in connection with any Corporate Event.

               5.3    PURCHASE PRICE.

                      (a) GENERAL. The per share "PURCHASE PRICE" of the Maintenance Securities shall equal the per share price at which such Dilutive Securities were issued, unless the issuance of such other Dilutive Securities occurred upon the exercise, conversion or exchange of other securities ("EXCHANGEABLE SECURITIES"), in which case, the per share "Purchase Price" of the Maintenance Securities shall equal the sum of (i) the per share amounts paid upon each such exercise, conversion or exchange, and (ii) the per share amount previously paid for the Exchangeable Securities (adjusted for any stock splits, stock dividends or other similar events).

                      (b) CONSIDERATION OTHER THAN CASH. In the event that Dilutive Securities or Exchangeable Securities were issued for consideration other than cash, the per share



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amounts paid for such Dilutive Securities or Exchangeable Securities shall be determined jointly by Newco and SSI.

                      (c) APPRAISER. If Newco and SSI are unable to reach agreement within a reasonable period of time with respect to (i) the fair market value of unlisted securities (the "MARKET PRICE"); or (ii) the per share amounts paid for Dilutive Securities or Exchangeable Securities issued for consideration other than cash, such Market Price or per share amounts paid, as the case may be, shall be determined by an appraiser jointly selected by Newco and SSI. The determination of such appraiser shall be final and binding on Newco and SSI. The fees and expenses of such appraiser shall be paid by Newco, provided that such fees and expenses shall be paid by SSI in the event that the appraiser's determination of the Market Price or the per share amounts paid, as the case may be, is higher than, or no more than 5% lower than, the last amount previously offered by Newco.

                5.4 PRIOR PERCENTAGE INTEREST. SSI's "PRIOR PERCENTAGE INTEREST" for purposes of the Right of Maintenance is the ratio of (a) the number of shares of Common Stock held by SSI as of the date of such Maintenance Notice (as defined in Section 5.6) (the "NOTICE DATE") that represent shares that SSI purchased pursuant to (i) the Plan, and (ii) prior exercises of the Right of Maintenance, to (b) the total number "Common Stock Equivalents" (as defined below) of Newco outstanding immediately prior to the issuance of the Dilutive Securities. The total number of Common Stock Equivalents of Newco shall be calculated assuming the conversion of all outstanding options, warrants and convertible debentures to Common Stock; provided, however, that the total number of shares subject to outstanding options (but not the number of shares issuable upon the exercise of convertible debentures) shall be calculated on the Treasury Method.

               5.5 MAINTENANCE AMOUNT. SSI's "MAINTENANCE AMOUNT" with respect to any Maintenance Notice shall equal such number of Maintenance Securities as is obtained by multiplying the number of Dilutive Securities specified in such Maintenance Notice by SSI's Prior Percentage Interest, rounded to the nearest whole share.

               5.6 NOTICE OF ISSUANCE. Within 15 business days of each issuance of Dilutive Securities, Newco shall give to SSI written notice (the "MAINTENANCE NOTICE") describing the number of Dilutive Securities issued since such prior Notice Date and the terms upon which Newco issued such Dilutive Securities, and the Maintenance Amount of Maintenance Securities that SSI is entitled to purchase as a result of such issuance.

               5.7 PURCHASE OF MAINTENANCE SECURITIES. SSI shall have 15 business days from the receipt of a Maintenance Notice to elect to purchase up to SSI's Maintenance Amount of such Maintenance Securities at the Purchase Price as defined in Section 5.3 and upon the terms and conditions specified in the Maintenance Notice. The closing of such purchase shall occur within 5 business days after such election to purchase. If SSI fails to elect to purchase SSI's full Maintenance Amount of Maintenance Securities within such 15 business day period, then SSI shall forfeit the right hereunder to purchase that part of SSI's Maintenance Amount that it did not so elect to purchase.



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               5.8 TERMINATION. The Right of Maintenance shall terminate upon the earlier of (i) the third anniversary of the Effective Date; or (ii) such time as Seagate ceases to own at least ten percent of the outstanding Common Stock of Newco.

        6.     GENERAL PROVISIONS.

                6.1 NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

                      (a)    if to Newco, at:

                             VERITAS Holding Corporation
                             1600 Plymouth Avenue
                             Mountain View, CA
                             Attention: Vice President, General Counsel
                             Facsimile: 650-526-2581

                      with a copy to:

                             Fenwick & West LLP
                             Two Palo Alto Square, Suite 800
                             Palo Alto, CA  94306
                             Attention:  Jacqueline Daunt, Esq.
                             Facsimile:  650-494-1417

                      (b) If to Seagate:

                             Seagate Software, Inc.
                             915 Disc Drive
                             Scotts Valley, CA 95066-7427
                             Attention:  General Counsel
                             Facsimile:  831-438-0721

                      with a copy to:

                             Wilson, Sonsini, Goodrich & Rosati P.C.
                             650 Page Mill Road
                             Palo Alto, CA 94304-1050
                             Attention: Larry Sonsini, Esq.
                             Facsimile:  650-493-6811

Any party hereto (and such party's permitted assigns) may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.



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               6.2 ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

               6.3 AMENDMENT OF RIGHTS. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Newco, SSI and STI (or any of their permitted successors or assigns).

               6.4 GOVERNING LAW. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws and choice of law.

               6.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

               6.6 THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

               6.7 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

               6.8 CAPTIONS. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

               6.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               6.10 COSTS AND ATTORNEYS' FEES. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover from the other party all of such prevailing party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.



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        IN WITNESS WHEREOF, the parties hereto have executed this Stockholder
Agreement as of the date and year first above written.

SEAGATE SOFTWARE, INC.                       VERITAS HOLDING CORPORATION


By: /s/ SUSAN J. WOLFE                       By: /s/ MARK LESLIE
   ------------------------------                ------------------------------
Name: Susan J. Wolfe                         Name: Mark Leslie

Title: Vice President                        Title:  Chief Executive Officer



SEAGATE TECHNOLOGY, INC.                     VERITAS SOFTWARE CORPORATION


By: /s/ DONALD L. WAITE                      By: /s/ MARK LESLIE
   ------------------------------                ------------------------------
Name: Donald L. Waite                        Name: Mark Leslie

Title: Executive VP and CAO                  Title:  Chief Executive Officer



                    [SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]